Exhibit 10.2

Memo

Date:	August 25, 2017
To:
From:	Ann Marie Coverly
Re:	40% Pay Deferral

This memo is to acknowledge your understanding of and agreement to terms conveyed to you in recent conversations regarding the deferral of 40% of your pay commencing for the first pay period in September 2017 and continuing until discontinued by the Board of Directors.

In order to conserve cash upper management has agreed to a pay deferral of 40%. You hereby authorize the Company to withhold 40% of your salary on a per pay period basis. The deferred compensation will be paid to these Executives, minus appropriate withholdings at such time as the Board Determines.

As an incentive for deferring compensation, you will be awarded common stock purchase options with an exercise price of $0.37 per shares, the closing price of the Common Stock on the NYSE American on August 25, 2017, the number and other terms of which will be determined at a later date by and in the discretion of the Board.

I hereby acknowledge my understanding of and agree to the above:

Date